Exhibit 4.4

DESCRIPTION OF CITIZENS & NORTHERN CORPORATION COMMON STOCK

Authorized Capital; Dividend and Liquidation Rights.

C&N: The authorized capital stock of Citizens & Northern Corporation ("C&N") consists of twenty million (20,000,000) shares of common stock, par value one dollar ($1.00) per share, and thirty thousand (30,000) shares of preferred stock, par value one thousand dollars ($1,000.00) per share. The common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. There are no shares of preferred stock outstanding. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote. All shareholders are entitled to share equally in dividends, if any. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities.

Special Meeting of Shareholders

C&N: Special meetings of the shareholders may be called at any time by the board of directors or by any three (3) or more shareholders owning in the aggregate, not less than twenty percent (20%) of the stock of C&N.

Preemptive Rights

C&N: There are no preemptive rights with respect to the common stock of C&N.

Shareholder Nomination of Directors

C&N: Under C&N’s articles of incorporation, nomination for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of C&N entitled to cast a vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of C&N, shall be made in writing and shall be delivered or mailed to the President of C&N not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors.

Number and Classification of Directors

C&N: The number of directors of C&N may not be less than five (5) nor more than twenty-five (25). Directors are divided into three (3) classes (Class I, Class II, or Class III), with each class as nearly equal in number as possible. The term of office of each Class of directors is three (3) years, so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified.

Election of Directors; Cumulative Voting

C&N: At each meeting of the shareholders of C&N called for the election of directors, the shareholders have the right to one (1) vote for each share of common stock standing in their name for each director properly nominated. There are no cumulative voting rights with respect to the election of directors of C&N.

Director Qualifications

C&N: To qualify as a director of C&N, such person may not have attained the age of seventy-two (72) prior to the date of a regular annual meeting of the shareholders at which he or she is to be elected.

Vacancies

C&N: When a vacancy occurs among the directors, the remaining members of the board of directors, in accordance with the laws of the Commonwealth of Pennsylvania and the articles of incorporation of C&N, may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose.

Special Meetings of the Board

C&N: Special meetings of the board may be called by the Chairman of the board or at the request of three (3) or more directors.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations.” C&N is a registered corporation, but has not opted out of the anti-takeover provisions relating to control share acquisitions and disgorgement of profits by certain controlling persons under Chapter 25, Subchapters G and H, respectively, of the PBCL or the anti-takeover provisions relating the rights of shareholders to demand fair value for their stock following a control transaction and to business combination transactions with interested shareholders under Chapter 25, Subchapters E and F, respectively, of the PBCL.

Amendment of Articles of Incorporation

C&N: Amendment of Articles 8 (number of directors), 9 (classes of directors), 12 (approval of certain entity transactions), 13 (beneficial ownership), 14 (shareholder meeting required), 15 (authority to amend bylaws) and 16 (evaluation of offers for certain entity transactions) of C&N’s articles of incorporation requires the affirmative vote of holders of at least seventy-five percent (75%) of the common stock of C&N unless at least sixty-six and two-thirds percent (66 2∕3%) of the members of the board of directors of C&N approve the amendment, in which case, approval by the shareholders requires the affirmative vote of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast thereon. There is otherwise no express provision relating to the amendment of C&N’s articles of incorporation. Therefore, under the Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Amendment of Bylaws

C&N: C&N’s Bylaws may be amended upon a vote of a majority of the entire board of directors at any meeting of the board, provided ten (10) days' notice of the proposed amendment has been given to each member of the board of directors, subject always to the power of the shareholders to make, amend, alter, change or repeal the bylaws of C&N by the affirmative vote of shareholders of common stock of C&N entitled to cast seventy five percent (75%) of the votes that all shareholders are entitled to cast thereon.

Required Vote for Certain Business Combinations.

C&N: C&N’s articles of incorporation require the affirmative vote of the holders of seventy-five percent (75%) of C&N’s common stock to approve any merger, consolidation, sale of all or substantially all of the assets of C&N, share exchange in which a person or entity acquires C&N’s issued and outstanding shares of capital stock pursuant to a vote of shareholders, or any transaction similar to, or having a similar effect to, any of the foregoing, unless such action is approved in advance by the affirmative vote of sixty-six and two-thirds percent (66 2∕3%) of the C&N board of directors, in which case the provisions of the Pennsylvania Business Corporation Law will apply as to whether or not shareholder approval is necessary. Under the Pennsylvania Business Corporation Law, a merger must be approved by the holders of a majority of the votes cast by all shareholders entitled to vote thereon, provided that no vote of the shareholders is required if: (i) the articles of incorporation of the surviving association are identical to the articles on incorporation of the corporation for which shareholder approval is not required, (ii) each outstanding share of the corporation for which shareholder approval is not required is to continue as or be converted into an identical share of the surviving association, and (iii) the plan of merger provides that the shareholders of the corporation for which shareholder approval is not required are to hold in the aggregate shares of the surviving association to be outstanding immediately after the effectiveness of the merger entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

Indemnification

C&N’s bylaws provide for the indemnification of directors and officers against certain types of claims made against them. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.